Exhibit 10.10

AKCEA THERAPEUTICS, INC.

CONSULTING AGREEMENT

(“SUMMARY PAGE”)

Date of Consulting Agreement: (“Agreement”)	September 18, 2019 (“Effective Date”).
Name of Consultant:	Jeffrey M. Goldberg (hereinafter “Consultant”).
Scope of Consulting Services:

Assistance with the transition of his duties and responsibilities as former Chief Operating Officer, pursuant to a scope of work agreed to by Consultant and Akcea in a separate writing (and such other transition activities agreed by Consultant and Akcea)

Field in which Consulting Services to be provided (the “Field”):	Corporate consulting
Duration of Consulting Services (the “Consulting Period”):	Effective Date through October 31, 2019
Consideration for Consulting Services:

$100,000 paid by Akcea to Consultant in installments during the Consulting Period as follows: (i) $50,000 on the Effective Date; (ii) $25,000 on October 9, 2019, and (iii) $25,000 on October 31, 2019; provided, that if this Agreement is terminated by Consultant prior to any given payment date, then such payment will not be due and payable to Consultant but if this Agreement is terminated by the Company prior to any given payment date, then such payment will be payable to Consultant on a pro rata basis for the number of days when this Agreement was effective over the total number of days from the immediately prior payment to the next payment.

Time Provided by Consultant:	Up to 20 hours per week

In addition to such compensation, Akcea Therapeutics, Inc. (“Akcea”) will reimburse Consultant for Akcea approved travel and other out-of-pocket costs reasonably incurred in the course of performing services under this Agreement in accordance with Akcea’s standard expense reimbursement policy.  Consultant will provide Akcea with receipts for all such costs.

[Signatures on Following Page]

Consultant agrees to provide Akcea with Consulting Services on the terms described above and according to the additional terms attached hereto as Exhibit A.

	Consultant	Akcea Therapeutics, Inc.

By (Signature):	/s/ Jeffrey M. Goldberg	/s/ Sandford D. Smith
Date:
Printed Name:	Jeffrey M. Goldberg	Sandford D. Smith
Title:		Compensation Committee Chairman
Address:		22 Boston Wharf Road, 9th Floor
Boston, MA 02210
Telephone:		617-207-0202
e-mail:

Social Security or Employer Tax ID Number to be provided separately via W-9 form or foreign equivalent.

EXHIBIT A

TERMS OF CONSULTING AGREEMENT

1.	Engagement of Services

Consultant is retained to perform certain services, as needed and requested by Akcea, which services are specifically described on the Summary Page (“Consulting Services”).  Consultant will perform such Consulting Services to the best of Consultant’s talent and ability.

2.	Compensation

As full and complete compensation for Consulting Services and for the discharge of all of Consultant's obligations hereunder, Akcea will pay Consultant at the rate set forth on the Summary Page. Consultant will invoice Akcea on a monthly basis for any reimbursable expenses, and Akcea, upon its approval, will pay all undisputed expenses within 30 days after Akcea’s receipt of the invoice. In addition, as long as Consultant continues to provide Consulting Services under this Agreement, Consultant’s Akcea Common Stock Options will continue to vest through the end of the Consulting Period in accordance with the terms of such Stock Option Agreements.  Thereafter, such Stock Options will stop vesting and will expire in accordance with the terms of such Stock Options.

3.	Independent Contractor

Consultant is an independent contractor and not an employee of Akcea. Consultant has no authority to obligate Akcea by contract or otherwise. Consultant will not be eligible for any employee benefits.  Taxes will be the sole responsibility of Consultant.

4.	Confidential Information

(a)

Akcea possesses confidential information that has been created, discovered, developed by, or otherwise become known to Akcea (including, without limitation, information created, discovered, developed or made known by Consultant arising from the Consulting Services).

(i)

All such information is hereinafter referred to as “Confidential Information.”  By way of illustration, but not limitation, Confidential Information includes:  (A) inventions, developments, designs, improvements, trade secrets, ideas, formulas, source and object codes, programs, other works of authorship, organisms, plasmids, expression vectors, know-how, processes, cell lines, discoveries, techniques, data and documentation systems (hereinafter collectively referred to as “Inventions”); and (B) information regarding plans for research, development, new products, clinical data, pre-clinical product data, clinical trial patient data, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, as well as information regarding the skills and compensation of employees of Akcea.

(ii)

All Confidential Information will be the sole property of Akcea and its assigns, and Akcea and its assigns will be the sole owner of all patents, copyrights and other rights in connection with such Confidential Information.  At all times, both during the term of this Agreement and for five years after its termination, Consultant will keep in confidence and trust all Confidential Information and will not use, disclose, lecture upon or publish any Confidential Information or anything related to such information without Akcea’s prior written consent.  Any permitted disclosures will be made in strict compliance with the Akcea publication and presentation clearance policy.

(b)

Consultant also understands that Akcea has received and in the future will receive valuable information from third parties that is confidential or proprietary (“Third-Party Information”) subject to a duty on the part of Akcea to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of this Agreement and for five years thereafter, Consultant will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between Akcea and such third party, unless expressly authorized to act otherwise by an officer of Akcea in writing.  Any permitted disclosures will be made in strict compliance with Akcea publication and presentation clearance policy.

(c)

The obligations of Section 4 will not apply to information that Consultant can establish by written records: (i) was known by Consultant prior to the receipt of Confidential Information; (ii) was disclosed to Consultant by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of Consultant, its officers, directors, affiliates employees or agents; (iv) was independently developed by Consultant without use of Confidential Information; or (v) was disclosed by Consultant pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as Consultant provided Akcea with sufficient prior notice in order to allow Akcea to contest such request, requirement or order.

(d)

Notwithstanding the foregoing, Consultant may recuse himself from any Consulting Services reasonably likely to result in Consultant’s receipt of material, non-public information regarding Akcea, and Akcea will endeavor to prevent the disclosure to Consultant of any material, non-public information regarding Akcea.

5.	Inventions

In the course of performing Consulting Services for Akcea, Consultant may develop new ideas or Inventions or make other contributions of value to Akcea.

(a)

Consultant hereby assigns to Akcea Consultant's entire right, title and interest in and to any and all Inventions (and all patent rights, copyrights, and all other rights in connection therewith, hereinafter referred to as “Proprietary Rights”) whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived of or reduced to practice or learned by Consultant, either alone or jointly with others, as a result of performing Consulting Services hereunder.  All Inventions assigned to Akcea pursuant to this section will be known as “Company Inventions”. Consultant agrees that all Proprietary Rights and Company Inventions are Akcea’s sole property. Consultant agrees, upon request, to execute, verify and deliver assignments of such Proprietary Rights to Akcea or its designee.  Consultant understands that, to the extent this Agreement will be construed in accordance with the laws of any state which precludes a requirement in an agreement to assign certain classes of inventions made by an individual acting as a Consultant, this section will be interpreted not to apply to any inventions that a court rules and/or Akcea agrees falls within such classes.

(b)

Consultant further agrees to assist Akcea in every proper way to obtain, from time to time, and to enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Akcea may reasonably request for use in applying for, obtaining, sustaining and enforcing such Proprietary Rights relating to Company Inventions.  Consultant's obligation to assist Akcea in obtaining and enforcing Proprietary Rights relating to Company Inventions in any and all countries will continue beyond the termination of this Agreement, but Akcea will compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Akcea's request in connection with such assistance.  If Akcea is unable, after reasonable effort, to secure Consultant's signature on any document needed to apply for or prosecute any Proprietary Rights relating to a Company Invention, Consultant hereby irrevocably designates and appoints Akcea and its duly authorized officers and agents as his/her agent and attorney in fact, to act for and on Consultant’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such Proprietary Rights with the same legal force and effect as if executed by Consultant.

(c)

During the term of this Agreement, Consultant will promptly disclose to Akcea, or any persons designated by it, fully and in writing and will hold in trust for the sole right and benefit of Akcea any and all Company Inventions, whether or not patentable or protectable by copyright.  At the time of each such disclosure, Consultant will advise Akcea in writing of any Inventions that Consultant believes are not subject to the assignment provisions of Section 5(a) above, and Consultant will at that time provide to Akcea in writing all evidence necessary to substantiate that belief. Consultant will not be obligated to disclose information received by Consultant from others under a contract of confidentiality.  In addition, after termination of this Agreement, Consultant will disclose to Akcea all patent applications filed by Consultant relating to any Company Inventions or relating to any work performed by Consultant on behalf of Akcea.

6.	Previous Consulting Relationships

Consultant represents that Consultant's performance of Consulting Services, as well as Consultant’s  performance of the rest of Consultant’s obligations under the terms of this Agreement, will not breach any agreement to keep in confidence any proprietary information acquired by Consultant in confidence or in trust from another entity prior to the date of this Agreement.  Consultant agrees not to bring to Akcea or to use in the performance of Consulting Services for Akcea any materials or documents of a present or former employer or client of Consultant, or any materials or documents obtained by Consultant under a confidentiality agreement imposed by reason of another of Consultant's consulting relationships, unless such materials or documents are generally available to the public or Consultant has authorization from such present or former employer or client for the possession and unrestricted use of such materials.

7.	Termination

The term of this Agreement will coincide with the duration of the Consulting Period.  The duration of the Consulting Period (and thus the term of this Agreement) may be extended only if both parties agree to an extension in writing, signed by both Consultant and an authorized officer of Akcea.  Each party understands and agrees that the other party has the absolute right to terminate this Agreement, at any time and for whatever reason, prior to the expiration of the Consulting Period, so long as such party provides the other party with written notice of such termination as set forth in Section 9(f).  If this Agreement terminates prior to the end of the Consulting Period, Akcea will pay Consultant for any Consulting Services appropriately rendered and for any out of pocket expenses reasonably incurred on behalf of Akcea, up to and including the termination notification date, pursuant to the criteria set forth in Section 2 of this Agreement.

8.	Arbitration

(a)

Akcea and Consultant agree to resolve by arbitration all disputes, claims or controversies (“Claims”), past, present or future, whether or not arising out of this Agreement or its termination, that Akcea may have against Consultant or that Consultant may have against any of the following (i) Akcea; (ii) Akcea officers, directors; employees or agents; (iii) Akcea’s parent; subsidiary or affiliated entities, joint ventures, or joint employers; (iv) Akcea’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents; and/or (v) all successors and assigns of any of the foregoing.  The Claims covered by this Agreement include all disputes that Akcea or Consultant could otherwise pursue in state or federal court including, but not limited to, Claims based on any state, federal, or local statute, regulation or ordinance (including Claims for discrimination, retaliation, harassment, unpaid wages or violation of state or federal wage and hour laws), as well as common law Claims (including Claims for breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful discharge, defamation, misrepresentation, fraud, or infliction of emotional distress). Akcea and Consultant anticipates that this Section 8 provides the benefits of a speedy, less formal, impartial, final and binding dispute resolution procedure.

(b)

To the maximum extent permitted by law, Consultant hereby waives any right to bring on behalf of persons other than Consultant, or to otherwise participate with other persons in, any class, collective or representative action (i.e. a type of lawsuit in which one or several persons sue on behalf of a larger group of persons).

(c)

The arbitration will be conducted by a single neutral arbitrator in accordance with the then-current Commercial Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”).  The arbitration will take place in Boston, Massachusetts.  Akcea will pay the arbitrator’s fee and will bear all administrative charges by AAA.  All parties will be entitled to engage in reasonable pre-hearing discovery to obtain information to prosecute or defend the asserted claims.  Any disputes between the parties regarding the nature or scope of discovery will be decided by the arbitrator.  The arbitrator will hear and issue a written ruling upon any dispositive motions brought by either party, including but not limited to, motions for summary judgment or summary adjudication of issues.  After the hearing, the arbitrator will issue a written decision setting forth the award, if any, and explaining the basis therefore.  The arbitrator will have the power to award any type of relief that would be available in court. The arbitrator’s award will be final and binding upon the parties and may be entered as a judgment in any court of competent jurisdiction.  If there is conflict in the arbitration procedures set forth in this Agreement and the AAA rules specified above, the AAA rules will control.  Notwithstanding the foregoing, and regardless of what is provided by the AAA rules, the arbitrator will not have authority or jurisdiction to consolidate claims of different individuals or entities into one proceeding, nor will the arbitrator have authority or jurisdiction to hear the arbitration as a class action.  As noted above, Consultant has agreed to waive any right to bring any class, collective or representative action.  To the extent that the class, collective or representative action waiver described above is not enforceable, the issue of whether to certify any alleged or putative class for a class action proceeding must be decided by a court of competent jurisdiction.  The arbitrator will not have authority or jurisdiction to decide class certification, collective or representative action issues.  Until any class certification, collective, or representative action issues are decided by the court, all arbitration proceedings will be stayed, and the arbitrator will take no action with respect to the matter.  However, once any issues regarding class certification, collective, or representative action have been decided by the court, the arbitrator will have authority to decide the substantive claims.

9.	Miscellaneous

(a)

Upon expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such expiration or termination, except that any termination or expiration of this Agreement will not relieve Consultant of Consultant’s obligations under Sections 4, 5, 6, 7 and 8 hereof, nor will any such expiration or termination relieve Consultant or Akcea from any liability arising from any breach of this Agreement.  Upon expiration or termination of this Agreement for any reason whatsoever, Consultant will promptly surrender and deliver to Akcea any and all laboratory notebooks, conception notebooks, drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including calculations, sequences, data and other materials of any nature pertaining to Consulting Services for Akcea, as well as any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any Trade Secret Information, Akcea’s Confidential Information or Third Party Information.

(b)	The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that,

as Akcea has specifically contracted for Consultant's services, Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without Akcea’s prior written consent.

(c)

Because Consultant's services are personal and unique and because Consultant may have access to and become acquainted with Akcea’s Confidential Information, Akcea has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Akcea may have for a breach of this Agreement.

(d)

This Agreement will be governed by and construed according to the laws of the State of Delaware as such laws are applied to contracts entered into and performed entirely within such State.  If any provision of this Agreement is held to be or becomes invalid, illegal or unenforceable, such provision will be validly reformed to approximate as nearly as possible the intent of the parties and the remainder of this Agreement will not be affected thereby and will remain valid and enforceable to the greatest extent permitted by law.

(e)

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements.  Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

(f)

Any notices required or permitted hereunder will be given to the appropriate party at the address specified on the Summary Page or at such other address as the party will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address, or by facsimile transmission (receipt verified and with confirmation copy followed by another permitted method), sent by express courier service, or, if sent by certified or registered mail, three (3) days after the date of mailing.

[END OF EXHIBIT A]